UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7327 Oak Ridge Hwy., Knoxville, Tennessee 37931

(Address of Principal Executive Offices)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 30, 2017, Provectus Biopharmaceuticals, Inc. (the “Company”) entered into a Dealer-Manager Agreement (the “Dealer-Manager Agreement”) with Maxim Group LLC (“Maxim”) providing for the appointment, on the terms and subject to the conditions set forth in the Dealer-Manager Agreement, of Maxim as dealer-manager for the Company’s rights offering (the “Rights Offering”), consisting of a distribution by the Company to holders of record of its common stock, par value $0.001 per share (“Common Stock”), and to holders of the Company’s class of warrants with an exercise price of $0.85 per share expiring June 19, 2020 (the “Listed Warrants”), at no cost, of non-transferrable subscription rights (the “Subscription Rights”) to subscribe for up to an aggregate of 19,662,782 units (the “Units”), at a subscription price of $1.00 per Unit. The Company is issuing one Subscription Right for each 20 shares of common stock and each 20 Listed Warrants held of record at the close of business on January 26, 2017. Each Unit consists of four shares of Common Stock and one-half a share of the Company’s Series C Convertible Preferred Stock (the “Preferred Stock”). An investor whose subscription may result in the investor beneficially owning more than 4.99% of the Company’s outstanding Common Stock may elect to receive in the Rights Offering, in lieu of shares of Common Stock, certain pre-funded warrants (the “Pre-Funded Warrants”) to purchase the same amount of shares of Common Stock.

Under the terms and subject to the conditions contained in the Dealer-Manager Agreement, in connection with the Rights Offering, Maxim will (i) provide marketing assistance, (ii) provide financial advice to the Company, (iii) respond to requests for information and materials and (iv) use best efforts to solicit the exercise of Subscription Rights. Maxim is not underwriting or placing any of the Subscription Rights or the Units, shares of Common Stock or Preferred Stock or Pre-Funded Warrants being issued in this Rights Offering.

In connection with the Rights Offering, the Company has agreed to pay to Maxim a cash fee equal to 7.8% of the dollar amount of the Units sold to holders of Subscription Rights. The Company will provide to Maxim upon completion of the Rights Offering a non-accountable expense allowance equal to $100,000 for expenses incurred in connection with the Rights Offering. The Company advanced $30,000 against out-of-pocket expenses anticipated to be incurred by Maxim, upon its engagement as a dealer-manager which will be deducted from such $100,000 expense allowance upon completion of the Rights Offering; provided that Maxim will promptly reimburse to the Company any portion of the advance not used for actual out-of-pocket expenses if the Rights Offering is not completed.

Under the terms and subject to the conditions contained in the Dealer-Manager Agreement, the Company has agreed not to issue, agree to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents from January 30, 2017 until 90 days after the closing of the Rights Offering, without the consent of Maxim, subject to certain exceptions set forth in the Dealer-Manager Agreement.

Maxim will not be subject to any liability to the Company in rendering the services contemplated by the Dealer-Manager Agreement except for acts or omissions undertaken or omitted to be taken by Maxim through its gross negligence or willful misconduct. The Company has also agreed to indemnify Maxim and its respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. Maxim’s participation in the Rights Offering is subject to customary conditions contained in the Dealer-Manager Agreement. Maxim and its affiliates may provide to the Company from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

The representations, warranties and covenants contained in the Dealer-Manager Agreement were made solely for the benefit of the parties to the Dealer-Manager Agreement. These representations, warranties and covenants are not factual information to investors about the Company. The Dealer-Manager

Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Dealer-Manager Agreement is subject to, and qualified in its entirety by, such document attached hereto, which is incorporated herein by reference.

A registration statement on Form S-1, as amended (File No. 333-213986) (the “Registration Statement”), relating to the securities being offered and sold in connection with the Rights Offering was declared effective by the United States Securities and Exchange Commission (“SEC”) on January 27, 2017. The prospectus relating to and describing the terms of the Rights Offering (the “Prospectus”) has been filed with the SEC as a part of the Registration Statement and is available on the SEC’s web site at http://www.sec.gov. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.03.	Material Modification to Rights of Security Holders.

The disclosures set forth below in Item 5.03 under the headings “Royalties” and “Liquidation Preference” are incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The rights, preferences and privileges of the Preferred Stock issuable in the Rights Offering are set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”) and the First Amendment to the Certificate of Designation (the “Amendment” and together with the Certificate of Designation, the “Series C Certificate of Designation”), copies of which are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. The Board of Directors of the Company (the “Board”) approved the Certificate of Designation on December 5, 2016, and the Certificate of Designation was filed with the Delaware Secretary of State on January 30, 2017. On February 2, 2017, the Board approved the Amendment in order to conform the terms of the royalties in the Series C Certificate of Designation to the description of the royalties in the Prospectus, and the Amendment was filed with the Delaware Secretary of State on February 3, 2017.

The following summary of certain terms and provisions of the Preferred Stock is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Series C Certificate of Designation.

Dividends

The holders of Preferred Stock will be entitled to receive cumulative dividends at the rate per share of seven percent (7%) per annum until the second anniversary of the date of issuance of the Preferred Stock payable in kind, calculated as provided in the Series C Certificate of Designation. The dividends become payable in shares of Common Stock (i) upon any conversion of the Preferred Stock, (ii) on each such other date as the Board may determine, subject to written consent of the holders of Preferred Stock holding a majority of the then issued and outstanding Preferred Stock, (iii) upon the Company’s liquidation, dissolution or winding up, and (iv) upon occurrence of a Fundamental Transaction (as defined in the Series C Certificate of Designation). The aggregate dividend accrued at the expiration of the first anniversary of the issuance date of the Preferred Stock will be approximately 0.5801 shares of Common Stock per share of Preferred Stock, and the aggregate dividend accrued at the second anniversary of the issuance date of the Preferred Stock will be approximately 1.2022 shares of Common Stock per share of Preferred Stock, subject to adjustment as provided in the Series C Certificate of Designation.

Conversion

The Preferred Stock is convertible into shares of Common Stock at a conversion ratio of eight (8) shares of Common Stock for each share of Preferred Stock, subject to adjustment as provided in the Series C Certificate of Designation, at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to the Company.

Royalties

Pursuant to the terms of the Series C Certificate of Designation, holders of the Preferred Stock will be entitled to receive, in the aggregate, (i) a royalty payment equal to a percentage (the “Applicable Percentage,” as set forth in the table below) of any Net Licensing Proceeds or any Net Sales (each as defined in the Series C Certificate of Designation) from PV-10 and PH-10 (for all indications of such drugs), if and when the Company enters enter into one or more licensing agreements (the “Royalty Payments”); (ii) the Applicable Percentage of the total consideration receivable as a result of (x) a Fundamental Transaction or (y) any sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of any intellectual property relating to PV-10 or PH-10 (the “Transaction Payments”); and (iii) the Applicable Percentage of any amounts distributed in connection with the Company’s liquidation, dissolution, or winding up (the “Liquidation Payments”); provided, however, that holders of Preferred Stock shall be entitled to receive Royalty Payments, Transaction Payments and Liquidation Payments, if any, only until the Company has paid Royalty Payments, Transaction Payments and Liquidation Payments, in the aggregate, equal to ten times the net offering proceeds received by the Company in the Rights Offering (after deducting dealer-manager fees and expenses and other expenses associated with the Rights Offering) (the “Maximum Payment Amount”), at which time all remaining outstanding shares of Preferred Stock will automatically convert into shares of Common Stock in accordance with the paragraph above. Upon conversion of any shares of Preferred Stock (the “Converted Shares”) to Common Stock prior to the payment of the Maximum Payment Amount in full, the holder of such Converted Shares shall no longer be entitled to receive any Royalty Payments, Transaction Payments or Liquidation Payments for such Converted Shares and the Maximum Payment Amount will be reduced by the maximum amount of any remaining Royalty Payments, Transaction Payments and Liquidation Payments, if any, that the holder of the Converted Shares would have been entitled to receive had such holder not converted such shares of Preferred Stock. The Applicable Percentage is to be determined based on the gross offering proceeds received by the Company in the Rights Offering (without deducting dealer-manager fees and expenses and other expenses of the Rights Offering) as follows:

Gross Proceeds Received by the Company	Applicable Percentage
$10 million or less	10%
More than $10 million to $20 million	20%
More than $20 million	30%

Liquidation Preference

In the event of the Company’s liquidation, dissolution, or winding up, any amounts remaining available for distribution to stockholders after payment of all liabilities of the Company and payment of the Liquidation Payments will be distributed pari passu to the holders of the Preferred Stock (on an as converted basis without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable), the Company’s Series B Preferred Stock (on an as converted basis without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) and the Common Stock.

Voting Rights

The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to the Company’s certificate of incorporation, bylaws or Series C Certificate of Designation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Dealer-Manager Agreement, dated January 30, 2017, between Provectus Biopharmaceuticals, Inc. and Maxim Group LLC (schedules have been omitted, and the Company agrees to furnish supplementally to the SEC a copy of any omitted schedules upon request)

3.1	Series C Certificate of Designation

3.2	First Amendment to Series C Certificate of Designation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy C. Scott, Ph.D.
Timothy C. Scott, Ph.D.
President

EXHIBIT INDEX

Exhibit Number	Description

1.1	Dealer-Manager Agreement, dated January 30, 2017, between Provectus Biopharmaceuticals, Inc. and Maxim Group LLC (schedules have been omitted, and the Company agrees to furnish supplementally to the SEC a copy of any omitted schedules upon request)

3.1	Series C Certificate of Designation

3.2	First Amendment to Series C Certificate of Designation